FIRST AMENDMENT TO THE
RUBY TUESDAY, INC. SEVERANCE PAY PLAN

THIS FIRST AMENDMENT is made on this 23rd day of August, 2011 by Ruby Tuesday, Inc., a corporation duly organized and existing under the laws of the State of Georgia (the “Primary Sponsor”).

INTRODUCTION:

WHEREAS, the Primary Sponsor maintains the Ruby Tuesday, Inc. Severance Pay Plan under an amended and restated indenture dated January 5, 2011 (the “Plan); and

WHEREAS, the Primary Sponsor now desires to amend the Plan to base the level of severance benefit payable on the length of a participant’s most recent period of employment with the Primary Sponsor and its affiliates.

NOW, THEREFORE, the Primary Sponsor does hereby amend the Plan, effective for Layoffs (as defined in the Plan) occurring on and after ______________, 2011, as follows:

1.           By adding new Section 2.2A, as follows:

“2.2A    ‘Base Salary’ means a Participant’s annualized base salary, exclusive of all other items of compensation, regardless of the type or form of payment, in effect immediately preceding the Participant’s Layoff Date, as determined by reference to the Employer’s payroll records.”

2.           By adding  new Section 2.13A, as follows:

“2.13A    ‘Period of Service’ means the length of the Participant’s most recent period of continuous employment with the Company, including Affiliates, measured from the Participant’s most recent date of hire prior to the Layoff Date for which severance benefits otherwise due are being determined.  For purposes of the preceding sentence, a period of continuous employment shall not be broken by any authorized leave of absence, regardless of duration, but shall be broken by any termination of employment with the Company and all Affiliates, regardless of the reason, including, but not limited to, an absence attributable to an unauthorized leave of absence.  Notwithstanding the foregoing, the Plan Administrator may exercise its discretionary authority to deem a Participant as having satisfied any applicable Period of Service for purposes of calculating severance benefits payable pursuant to Section 4.1.  Any exercise of discretionary authority in this regard by the Plan Administrator need not be uniform among similarly situated Participants.”

3.           By deleting Section 4.1 in its entirety and by substituting therefor the following:

“4.1           ‘Cash Severance Benefits.’  The amount of severance payable to each Participant shall be calculated as a percentage of the Participant’s Base Salary depending upon the length of the Participant’s Period of Service.  The percentage of Base Salary applicable to any Participant’s calculation shall be determined in accordance with the following schedule:

Period of Service	Percentage of Base Salary

Less than 1 year	50%
1 year, but less than 2 years	100%
2 years or more	200%.”

Except as specifically amended hereby, the Plan shall remain in full force and effect prior to this First Amendment.

IN WITNESS WHEREOF, the Primary Sponsor has caused this First Amendment to be executed on the day and year first above written.

    RUBY TUESDAY, INC.

    By:   /s/ Samuel E. Beall, III
     Samuel E. Beall, III
     Chairman of the Board, Chief
     Executive Officer and President

ATTEST:

By: /s/ Scarlett May
  Scarlett May, Secretary

[CORPORATE SEAL]